Exhibit 99.1

Medizone International Registered to Exhibit AsepticSure at the Military Health System’s Vendor Day
AsepticSure registration at the Military Health System’s Vendor Day presents opportunity to demonstrate several applications for the Department of Defense

KALAMAZOO, Mich., June 20, 2017 /PRNewswire/ -- Medizone International, Inc. (OTCQB: MZEI) announces the Company has registered to attend the Military Health System’s Vendor Day on September 27, 2017 at the Defense Medical Logistics Center on Fort Detrick in Frederick, MD.  Vendor Day presents a unique opportunity to interact directly with a large number of government agencies and to demonstrate the utility of AsepticSure.

The Military Health System Vendor Day is a cooperative venture by the military service medical logistics agencies, located on Fort Detrick in Frederick, MD. The agencies involved are: Defense Health Agency Medical Logistics Division (DHA MEDLOG), U.S. Army Medical Research and Materiel Command (USAMRMC), U.S. Army Medical Materiel Agency (USAMMA), Naval Medical Logistics Command (NMLC), Air Force Medical Operations Agency (AFMOA), U.S. Marine Corp Systems Command (MARCORSYSCOM).  The focus of the event is to assist the services’ medical logistics agencies with strategic market analysis of products and technologies that may be applicable to the austere medical environments.

“Given the broad range of applications for AsepticSure to the military, including hospital disinfection, bioterrorism countermeasures, and food handling facility disinfection, we are excited about engaging with the many agencies represented at the Military Health System’s Vendor Day,” commented David A. Esposito, Chairman and interim CEO of Medizone International. “This event builds on the work already underway to gain acceptance of AsepticSure in multiple government agencies.”

Medizone International plans to attend the event with a full display of the AsepticSure system and with several members from the sales and engineering teams to address any potential inquiries from attendees.  The Company is planning an invitation outreach to prospects in advance of the meeting to ensure maximum attendance and engagement at the exhibit booth.
About Medizone International, Inc.
Founded initially in 1986 to develop treatments for lipid-enveloped viruses, Medizone International, Inc. shifted focus in 2007 to develop a superior disinfectant technology. The company developed the AsepticSure system to combine oxidative compounds (O3 and H202) to produce a unique mixture of free radicals (H2O3 known as trioxidane) with much higher oxidative potential than ozone or hydrogen peroxide alone. After securing broad IP protection for the use of trioxidane for both healthcare facility disinfecting systems and bioterrorism applications, the company released its AsepticSure system for use in Canada, and several other global markets.

Safe Harbor Statement
This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act. Our actual results could differ materially from those projected in these forward-looking statements, which involve a number of risks and uncertainties, including the risk that government and international agencies and organizations may not adopt our system, global economic conditions generally, government regulation, manufacturing and marketing risks, adverse publicity risks, risks associated with our entry into the U.S. and other markets, expansion and operations. The contents of this release should be considered in conjunction with the risk factors, warnings, and cautionary statements that are contained in our most recent filings with the Securities and Exchange Commission.
For press information on Medizone International, please contact:
John Pentony, Investor and Media Relations
Medizone International, Inc.
T: 01 269-202-5020
E: j.pentony@medizoneint.com
For more information, visit:
http://www.medizoneint.com
Email: operations@medizoneint.com